Exhibit 5.1

One Atlantic Center
1201 West Peachtree Street
Atlanta, GA  30309-3424
404-881-7000 | Fax: 404-881-7777

Mark C. Kanaly	Direct Dial: 404-881-7975	Email: mark.kanaly@alston.com

January 2, 2019

Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia, 3190

Re:	Post-Effective Amendment No. 2 on Form S-3 (“Post-Effective Amendment No. 2”) to Registration Statement on Form S-4, as amended (Registration No. 333-227367) (the “Form S-4 Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel to Synovus Financial Corp., a Georgia corporation (the “Company”), in connection with the Company’s filing of the above referenced Post-Effective Amendment No. 2 with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 912,670 shares (the “Shares”) of the Company’s common stock, $1.00 par value per share. The Shares are issuable following the merger, effective as of January 1, 2019 (the “Merger”),  of Azalea Merger Sub Corp., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), with and into FCB Financial Holdings, Inc., a Florida corporation (“FCB”), with FCB surviving the Merger as a direct, wholly owned subsidiary of the Company.  Pursuant to the Agreement and Plan of Merger, dated July 23, 2018, by and among the Company, Merger Sub, and FCB (the “Merger Agreement”), each warrant to purchase shares of Class A common stock of FCB, $0.001 par value per share, that was outstanding immediately prior to the Merger was converted at the effective time of the Merger into a warrant to purchase shares of the Company’s common stock on the terms described in the Merger Agreement. This opinion letter is being furnished in accordance with the requirements of Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K.

Alston & Bird LLP	www.alston.com

Atlanta | Beijing | Brussels | Charlotte | Dallas | Los Angeles | New York | Raleigh | San Francisco | Silicon Valley | Washington, D.C.

January 2, 2019

In rendering the opinion set forth below, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, including, without limitation, (i) resolutions adopted by the Board of Directors of the Company, (ii) the organizational documents of the Company, (iii) certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which our opinion is based) of the Company, (iv) the Merger Agreement, (v) the Form S-4 Registration Statement, including the proxy statement/prospectus included therein, (vi) Post-Effective Amendment No. 2, including the prospectus included therein, (vii) certificates of public officials and (viii) such other documents as we have deemed appropriate as a basis for the opinion set forth below. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth below.

In our examination of the relevant documents, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity and competence of all natural persons, (iii) the authenticity of all documents submitted to us as original documents and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies, and (iv) the accuracy, completeness and authenticity of all certificates of public officials.

As to certain factual matters relevant to our opinion, we have relied conclusively upon the representations, warranties and statements made in originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion set forth below. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Our opinion set forth below is limited to the laws of the State of Georgia, and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that when Post-Effective Amendment No. 2 has become effective under the Securities Act and the Shares have been duly issued and delivered in accordance with the terms of the related warrants and the Merger Agreement and as contemplated by Post-Effective Amendment No. 2, the Shares will be validly issued, fully paid and non-assessable.

This opinion letter is provided for use solely in connection with the filing of Post-Effective Amendment No.2 with the Commission and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our prior express written consent. The only opinion rendered by us consists of those matters set forth in the immediately preceding paragraph, and no opinion may be implied or inferred beyond the opinion expressly stated therein. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

January 2, 2019

We hereby consent to the filing of this opinion letter as an exhibit to Post-Effective Amendment No. 2 and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

ALSTON & BIRD LLP

By:	/s/ Mark C. Kanaly
Mark C. Kanaly
A Partner